                                                                   Exhibit 10.22


                                 Cardima, Inc.
                              47266 Benicia Street
                           Fremont, California  94538

                                October 26, 1994


VIA CALIFORNIA OVERNIGHT
------------------------

Mr. Phil Radlick
23411 Summerfield No. 29B
Aliso Viejo, CA  92656


Dear Phil:

          It is my pleasure to offer you the position of President, Chief Executive Officer and member of the Board of Directors at Cardima, Inc. This letter ("Letter Agreement") will serve to confirm the offer of the terms of your employment with Cardima, Inc. ("Cardima" or the "Company"), such employment to begin the week of October 31, 1994. If the terms discussed below are acceptable to you, please sign this Letter Agreement where indicated and return it to me at the above address.

          1.   Duties and Obligations.
               ----------------------

               a. Your position at the Company will be President and Chief Executive Officer of the Company. You will report to and follow the instructions of the Board of Directors of the Company. You will also be a member of the Board of Directors of the Company.

               b. You agree that to the best of your ability and experience you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company.

          2.   Compensation.
               ------------

               a.   Salary.  You will be paid a monthly salary of $14,583.33
                    ------
less applicable withholdings ($175,000 annually; hereafter "Salary"). The Company will reimburse all reasonable business expenses that are incurred in the ordinary course of business and in accordance with the Company's policies as in effect from time to time. You may also

Mr. Phil Radlick                                                October 26, 1994
                                                                          Page 2


be entitled to increases in your salary in accordance with the Company's policy and as are adopted and approved by the Board of Directors from time to time.

               b.   Bonuses.  A bonus of up to $25,000 will be awarded to you at
                    -------
the end of 1995, based upon the completion of performance milestones to the satisfaction of the Board of Directors, which milestones have been mutually agreed upon by you and the Board of Directors. Such milestones are expected to include the successful closing of a new round of financing, achieving mutually agreed upon revenue targets and other matters. Thereafter, you will be awarded an annual bonus as determined by the Board of Directors.

               c.   Non-Salary Benefits.  You will be eligible for corporate
                    -------------------
benefits such as health and disability insurance, vacation, etc. as provided for by the Company.

               d.   Stock Options.  Subject to the approval of the Company's
                    -------------
Board of Directors, you will receive a stock option to acquire 466,667 shares of the Company's Common Stock. All options granted will vest over a four (4) year period, at a rate of one-eighth (1/8th) after six (6) months and ratably over the ensuing forty-two (42) month period. The price per share will be the fair market value of the Company's Common Stock on the date of grant. Such terms will be reflected in a definitive Stock Option Agreement (the "Stock Option Agreement") between you and the Company.

               e.   Relocation Expenses.  You will be entitled to reimbursement
                    -------------------
of reasonable mutually agreed upon expenses in connection with your relocation in California.

          3.   Term.
               ----

               a. Employment with the Company is "at-will," not for a specific term, and can be terminated by you or by the Company at any time for any reason, with or without cause, subject to the termination provisions set forth herein. Any contrary representations which may have been made or which may be made to you are suspended by this offer.

               b. In the event that your employment is involuntarily terminated by the Company other than for "good cause," then you will immediately resign from all positions with the Company, including your membership on the Board of Directors, and enter into a consulting arrangement for six (6) months commencing immediately after your termination date. In consideration for such consulting arrangement, you will continue to be paid your salary and benefits for six (6) months and will become vested over such six (6) months in the lesser of (i) an additional six (6) months of shares covered by your Stock Option Agreement; (ii) the remaining unvested shares pursuant to the Stock Option Agreement; provided,

Mr. Phil Radlick                                                October 26, 1994
                                                                          Page 3


however, if you obtain new employment during such six (6) month period, any salary paid pursuant to such arrangement will be offset from amounts due under this Letter Agreement and vesting of shares covered by your Stock Option Agreement will cease as of the date you accept such new employment. For purposes of this Letter Agreement, "good cause" will mean any of the following: gross misconduct or acts or omission that involve fraud, embezzlement or misappropriation of any property or proprietary information of the Company.

               c. In the event that your employment is voluntarily terminated or involuntarily terminated by the Company for "good cause," the Company's obligations hereunder will immediately terminate.

          4.   Devotion of Entire Business Time to the Company's Business.
               ----------------------------------------------------------

               a. During the term of your employment, you will devote all of your business time and attention to the business of the Company and the Company will be entitled to all of the benefits and profits arising from or incident to all such work, services and advice.

               b. During the term of your employment, you will not, whether directly or indirectly, render any services of a commercial or professional nature to any person or organization, whether for compensation or otherwise, without the prior written consent of the Board of Directors of the Company.

               c. During the term of your employment, you will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is competitive in any manner whatsoever with the business of the Company.

          5.   Proprietary Information and Inventions Agreement; Outside
               ---------------------------------------------------------
Activities.  Your acceptance of this offer is contingent upon the execution of
----------
the Company's Proprietary Information and Inventions Agreement, a copy of which will be provided for your review and execution prior to the commencement of your employment.

          If you accept this offer, the terms described in this Letter Agreement will be the terms of your employment. Any additions or modifications of these terms would have to be in writing and signed by yourself and the Chairman of the Board.

Mr. Phil Radlick                                                October 26, 1994
                                                                          Page 4


          The terms of this offer and the Proprietary Information and Inventions Agreement must be agreed to as a condition of your employment. To accept this offer, please sign below.

          We look forward to working with you to make Cardima a success. If there are any aspects of our offer which you would like clarified, please let me know.

                                        Very truly yours,


                                        /s/ Joseph S. Lacob
                                        ____________________________________
                                        Joseph S. Lacob
                                        Chairman of the Board of Directors


I accept this offer on the foregoing terms.

/s/ Phil Radlick
______________________________________
Phil Radlick

10/31/94
______________________________________
Date